Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 3rd Quarter 2025 Results
Denver, Colorado, October 29, 2025 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended September 30, 2025.
“Our third quarter performance was in line with our expectations and keeps us on track to achieve our full-year guidance,” said Javier Rodriguez, CEO of DaVita. “Our consistent focus on providing outstanding care is the key to these results, enabling us to continuously invest in improving the lives of our patients and supporting our dedicated teammates and physician partners.”
Financial and operating highlights for the quarter ended September 30, 2025:
•Consolidated revenues were $3.420 billion.
•Operating income was $506 million and adjusted operating income was $517 million.
•Diluted earnings per share was $2.04 and adjusted diluted earnings per share was $2.51.
•Operating cash flow was $842 million and free cash flow was $604 million.
•Refinanced existing Term Loan B-1 with a new $1.9 billion Term Loan B-2.
•Repurchased 3.3 million shares of the Company's common stock at an average price paid of $140.67 per share.

	Three months ended		Nine months ended September 30,
	September 30, 2025	June 30, 2025	2025	2024
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$150	$199	$513	$677
Diluted per share	$2.04	$2.58	$6.62	$7.66
Adjusted net income(1)	$185	$228	$576	$657
Adjusted diluted per share(1)	$2.51	$2.95	$7.44	$7.43

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended				Nine months ended September 30,
	September 30, 2025		June 30, 2025		2025		2024
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$506	14.8%	$538	15.9%	$1,483	14.8%	$1,525	16.0%
Adjusted operating income(1)	$517	15.1%	$551	16.3%	$1,508	15.0%	$1,490	15.6%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the third quarter of 2025 were 7,242,725, or an average of 91,680 treatments per day, representing a per day decrease of (0.5)% compared to the second quarter of 2025. Normalized non-acquired treatment growth in the third quarter of 2025 compared to the third quarter of 2024 was (0.6)%.

	Three months ended		Quarter change	Nine months ended		Year to date change
	September 30, 2025	June 30, 2025		September 30, 2025	September 30, 2024
	(dollars in millions, except per treatment data)
Revenue per treatment	$410.59	$404.58	$6.01	$405.15	$389.79	$15.36
Patient care costs per treatment	$273.54	$268.36	$5.18	$271.23	$255.96	$15.27
General and administrative	$322	$312	$10	$917	$858	$59
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily driven by an increase in average reimbursement rates, and other normal fluctuations, as well as an increase in the volume of phosphate binders. These increases are partially offset by changes in payor mix. The year to date change was driven by the incorporation of phosphate binders into the ESRD Prospective Payment System bundle, Medicare base rate and other annual rate increases, as well as other normal fluctuations.
Patient care costs: The quarter change was primarily due to increased compensation expense, pharmaceutical costs, principally related to volume of phosphate binders, and health benefit expense, partially offset by decreases in insurance costs. The year to date change was primarily driven by increases in pharmaceutical costs, principally due to the administration of phosphate binders, compensation expenses, and medical supplies expense.
General and administrative: The quarter change was primarily due to IT-related costs. The year to date change was primarily driven by increases in IT-related costs and costs related to the cybersecurity incident, as described below, as well as increases in compensation expense, partially offset by decreased center closure costs.
Certain items impacting the quarter:
Cybersecurity incident-related charges. During the second quarter of 2025, we experienced a cybersecurity incident that impacted certain elements of our network, and resulted in a temporary disruption of our operations. As a result of our efforts to remediate the incident and restore systems with the assistance of third-party cybersecurity professionals, we incurred general and administrative charges of approximately $11.7 million during the third quarter of 2025. During the nine months ended September 30, 2025, we incurred patient care costs of approximately $1.0 million and general and administrative expenses of approximately $24.2 million. These costs are excluded from our adjusted non-GAAP metrics and do not include the impact related to business interruption on our results.
Debt transaction. In July 2025, we entered into the Seventh Amendment to our senior secured credit agreement to refinance our existing Term Loan B-1 facility maturing May 9, 2031 with a repriced Term Loan B-2 facility in aggregate principal amount of $1.9 billion, which includes the incremental borrowing of Tranche B-2 term loans of $250 million. We used the proceeds from the new Term Loan B-2 facility to pay off the remaining principal balance outstanding and accrued interest and fees on our prior Term Loan B-1 in the amount of $1.6 billion and to repay a portion of the principal balance then outstanding on our Term Loan A-1 facility in the amount of $250 million.
Mozarc investment. During the third quarter of 2025, we incurred equity investment losses related to Mozarc Medical Holding LLC (Mozarc) of $51.3 million which included impairment and restructuring charges of $25.9 million. The impairment and restructuring charges are excluded from our adjusted non-GAAP metrics.
Share repurchases. During the three months ended September 30, 2025, we repurchased 3.3 million shares for $465 million, at an average price paid of $140.67 per share. Effective August 21, 2025, the Board increased the authorization under our existing share repurchase program by $2.0 billion in additional repurchasing authority.
Subsequent to September 30, 2025 through October 28, 2025, the Company has repurchased 0.4 million shares of our common stock for $54 million at an average price paid of $135.36 per share.

Financial and operating metrics:

	Three months ended September 30,		Twelve months ended September 30,
	2025	2024	2025	2024
Cash flow:	(dollars in millions)
Operating cash flow	$842	$810	$1,893	$1,960
Free cash flow(1)	$604	$555	$996	$1,139

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended September 30, 2025	Nine months ended September 30, 2025
Effective income tax rate on:
Income	22.2%	22.4%
Income attributable to DaVita Inc.(1)	31.3%	29.6%
Adjusted income attributable to DaVita Inc.(1)	27.9%	26.1%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.
Center activity: As of September 30, 2025, we provided dialysis services to a total of approximately 293,200 patients at 3,247 outpatient dialysis centers, of which 2,662 centers were located in the United States and 585 centers were located in 14 countries outside of the United States. During the third quarter of 2025, we opened three and closed three dialysis centers in the United States, and acquired 58 and closed nine dialysis centers outside of the United States.
Integrated kidney care (IKC): As of September 30, 2025, we had approximately 64,900 patients in risk-based integrated care arrangements representing approximately $5.5 billion in annualized medical spend. We also had an additional 9,400 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 6 in the "Supplemental Financial Data" table below.
Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including cybersecurity costs, impairments included in equity losses and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2025 guidance		Prior 2025 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,035	$2,135	$2,010	$2,160
Adjusted diluted net income per share attributable to DaVita Inc.	$10.35	$11.15	$10.20	$11.30
Free cash flow	$1,000	$1,250	$1,000	$1,250
We will be holding a conference call to discuss our results for the third quarter ended September 30, 2025, on October 29, 2025, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, the impact of the cybersecurity incident experienced by the Company in 2025, the potential impact of the federal government shutdown and the One Big Beautiful Bill Act (OBBBA) on our business, including with respect to federal funding of Medicaid and other government programs, availability or cost of supplies, including without limitation the impact of evolving trade policies and tariffs and any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, including potential impacts to such mix as a result of the federal government shutdown or U.S. administration policies, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our share repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, marketplace and global health conditions, including without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the continuing impact of infectious diseases on our financial condition and the chronic kidney disease (CKD) population and our patient population; supply chain challenges and disruptions, including without limitation with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain and cost of supplies as a result of natural disasters or evolving trade policies, including tariffs; the potential impact on our patients and industry of new or potential entrants in the dialysis and pre-dialysis marketplace and innovative technologies, drugs, or other treatments, including our ability to successfully implement new technologies or treatments in our business; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of healthcare, immigration or other policies implemented by the U.S. administration, continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, the federal government shutdown, OBBBA and those related to trade policy, healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;

•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;
•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the cybersecurity incident experienced by the Company in 2025, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•our ability to attract, retain and motivate teammates, including key leadership personnel, and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel, or other reasons;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems, the impact of the cybersecurity incident experienced by the Company in 2025 or defects or operational issues in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our share repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2025, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Dialysis patient service revenues	$3,298,090	$3,138,561	$9,607,954	$9,141,195
Other revenues	122,137	125,029	415,328	379,672
Total revenues	3,420,227	3,263,590	10,023,282	9,520,867
Operating expenses:
Patient care costs	2,332,759	2,151,875	6,833,959	6,373,150
General and administrative	414,373	393,534	1,201,268	1,123,859
Depreciation and amortization	177,490	187,014	528,645	549,758
Equity investment income, net	(10,162)	(3,711)	(23,135)	(15,874)
Gain on changes in ownership interests	—	—	—	(35,147)
Total operating expenses	2,914,460	2,728,712	8,540,737	7,995,746
Operating income	505,767	534,878	1,482,545	1,525,121
Debt expense	(150,557)	(134,583)	(431,674)	(331,748)
Debt extinguishment and modification costs	(5,150)	(10,081)	(5,150)	(19,813)
Other loss, net	(41,257)	(16,780)	(81,657)	(56,900)
Income before income taxes	308,803	373,434	964,064	1,116,660
Income tax expense	68,554	77,674	216,379	215,168
Net income	240,249	295,760	747,685	901,492
Less: Net income attributable to noncontrolling interests	(89,917)	(81,072)	(235,099)	(224,479)
Net income attributable to DaVita Inc.	$150,332	$214,688	$512,586	$677,013

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.09	$2.56	$6.77	$7.86
Diluted net income	$2.04	$2.50	$6.62	$7.66

Weighted average shares for earnings per share:
Basic shares	72,075	83,721	75,768	86,123
Diluted shares	73,769	85,795	77,442	88,422

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income	$240,249	$295,760	$747,685	$901,492
Other comprehensive income (loss), net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized losses	(4,418)	(21,576)	(19,358)	(2,340)
Reclassifications of net realized losses (gains) into net income	1,427	(1,870)	4,468	(45,539)
Unrealized gains (losses) on foreign currency translation	24,669	56,202	209,526	(62,371)
Other comprehensive income (loss)	21,678	32,756	194,636	(110,250)
Total comprehensive income	261,927	328,516	942,321	791,242
Less: Comprehensive income attributable to noncontrolling interests	(89,917)	(81,072)	(235,099)	(224,479)
Comprehensive income attributable to DaVita Inc.	$172,010	$247,444	$707,222	$566,763

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$747,685	$901,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	528,645	549,758
Loss on extinguishment of debt	4,253	12,527
Stock-based compensation expense	101,559	75,392
Deferred income taxes	68,989	(53,713)
Equity investment loss, net	91,532	91,100
Gain on changes in ownership interests	—	(35,147)
Other non-cash losses	11,522	24,159
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(144,688)	(175,643)
Inventories	913	20,495
Other current assets	(153,428)	72,477
Other long-term assets	(21)	(12,858)
Accounts payable	97,879	(43,414)
Accrued compensation and benefits	19,279	27,314
Other current liabilities	16,462	35,646
Income taxes	(30,635)	(7,528)
Other long-term liabilities	(14,172)	(7,646)
Net cash provided by operating activities	1,345,774	1,474,411
Cash flows from investing activities:
Additions of property and equipment	(430,434)	(384,786)
Acquisitions	(118,337)	(161,210)
Proceeds from asset and business sales	32,337	17,937
Purchase of debt investments held-to-maturity	(15,842)	(15,319)
Purchase of other debt and equity investments	(3,352)	(8,784)
Proceeds from debt investments held-to-maturity	38,051	22,092
Proceeds from sale of other debt and equity investments	6,706	4,558
Purchase of equity method investments	(2,466)	(4,497)
Distributions from equity method investments	1,514	6,554
Net cash used in investing activities	(491,823)	(523,455)
Cash flows from financing activities:
Borrowings	4,672,170	6,623,634
Payments on long-term debt	(3,880,721)	(5,437,907)
Deferred and debt related financing costs	(26,416)	(46,011)
Purchase of treasury stock from related party	(430,286)	—
Other purchases of treasury stock	(1,033,887)	(1,020,550)
Distributions to noncontrolling interests	(232,721)	(229,236)
Net proceeds from issuance of common stock under employee stock plans	17,583	15,204
Payment of tax withholdings on net share settlements of equity awards	(33,764)	(127,700)
Contributions from noncontrolling interests	3,999	10,623
Proceeds from sales of additional noncontrolling interests	169	860
Purchases of noncontrolling interests	(16,385)	(40,751)
Net cash used in financing activities	(960,259)	(251,834)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21,897	(5,112)
Net (decrease) increase in cash, cash equivalents and restricted cash	(84,411)	694,010
Cash, cash equivalents and restricted cash at beginning of the year	879,825	464,634
Cash, cash equivalents and restricted cash at end of the period	$795,414	$1,158,644
-

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$705,960	$794,933
Restricted cash and equivalents	89,454	84,892
Short-term investments	30,524	51,064
Accounts receivable	2,333,319	2,146,975
Inventories	139,092	134,559
Other receivables	521,863	383,166
Prepaid and other current assets	160,968	122,948
Income tax receivable	130,646	27,535
Total current assets	4,111,826	3,746,072
Property and equipment, net of accumulated depreciation of $6,653,987 and $6,262,703, respectively	2,853,343	2,940,916
Operating lease right-of-use assets	2,323,123	2,393,558
Intangible assets, net of accumulated amortization of $34,444 and $32,408, respectively	219,673	197,431
Equity method and other investments	259,436	336,684
Long-term investments	40,134	33,660
Other long-term assets	204,479	261,731
Goodwill	7,543,878	7,375,216
	$17,555,892	$17,285,268
LIABILITIES AND EQUITY
Accounts payable	$655,598	$547,200
Other liabilities	933,985	934,145
Accrued compensation and benefits	851,852	800,484
Current portion of operating lease liabilities	432,015	410,411
Current portion of long-term debt	62,921	270,867
Income tax payable	26,410	10,303
Due to related party	54,347	—
Total current liabilities	3,017,128	2,973,410
Long-term operating lease liabilities	2,099,531	2,209,655
Long-term debt	10,183,863	9,175,903
Other long-term liabilities	172,195	169,588
Deferred income taxes	742,453	665,361
Total liabilities	16,215,170	15,193,917
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,644,954	1,695,483
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,811 and 70,977 shares issued and outstanding at September 30, 2025, respectively, 90,369 and 80,536 shares issued and outstanding at December 31, 2024, respectively)	91	90
Additional paid-in capital	401,785	286,270
Retained earnings	2,047,216	1,534,630
Treasury stock (19,834 and 9,833 shares, respectively)	(2,904,806)	(1,389,072)
Accumulated other comprehensive loss	(116,160)	(310,796)
Total DaVita Inc. shareholders' equity (deficit)	(571,874)	121,122
Noncontrolling interests not subject to put provisions	267,642	274,746
Total equity (deficit)	(304,232)	395,868
	$17,555,892	$17,285,268

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2025
	September 30, 2025	June 30, 2025
1. Consolidated business metrics:
Operating margin	14.8%	15.9%	14.8%
Adjusted operating margin excluding certain items(2)	15.1%	16.3%	15.0%
General and administrative expenses as a percent of consolidated revenues(1)	12.1%	12.2%	12.0%
Effective income tax rate on income	22.2%	25.4%	22.4%
Effective income tax rate on income attributable to DaVita Inc.(2)	31.3%	31.9%	29.6%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	27.9%	25.5%	26.1%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,980	$2,913	$8,717
Other—Ancillary services
Integrated kidney care	94	152	352
Other U.S. ancillary	9	8	24
International dialysis patient service and other	352	325	979
	455	486	1,355
Eliminations	(15)	(20)	(49)
Total consolidated revenues	$3,420	$3,380	$10,023
Operating income (loss):
U.S. dialysis	$530	$523	$1,529
Other—Ancillary services
Integrated kidney care	(21)	26	(24)
Other U.S. ancillary	(4)	(5)	(14)
International	27	36	93
	1	57	55
Corporate administrative support expenses	(26)	(42)	(101)
Total consolidated operating income	$506	$538	$1,483

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2025
	September 30, 2025	June 30, 2025
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,974	$2,907	$8,698
Other revenues	6	6	18
Total operating revenues	2,980	2,913	8,717
Operating expenses:
Patient care costs	1,981	1,928	5,823
General and administrative	322	312	917
Depreciation and amortization	156	157	470
Equity investment income	(10)	(7)	(22)
Total operating expenses	2,450	2,391	7,188
Segment operating income	$530	$523	$1,529
Reconciliation for non-GAAP measure:
Cybersecurity incident-related charges	12	13	25
Adjusted segment operating income(2)	$542	$536	$1,554
Metrics
Volume:
Treatments	7,242,725	7,186,217	21,469,460
Number of treatment days	79.0	78.0	233.7
Average treatments per day	91,680	92,131	91,868
Per day year-over-year change	(1.5)%	(1.1)%	(1.0)%
Normalized year-over-year non-acquired treatment growth(3)	(0.6)%	(0.8)%
Operating net revenues:
Average patient service revenue per treatment	$410.59	$404.58	$405.15
Expenses:
Patient care costs per treatment	$273.54	$268.36	$271.23
General and administrative expenses per treatment	$44.51	$43.43	$42.72
Depreciation and amortization expense per treatment	$21.57	$21.82	$21.89
Accounts receivable:
Receivables	$1,704	$1,838
DSO	53	58

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based(6)	64,900	64,400
Other(6)	9,400	9,300
Annualized aggregate risk based spend(6)	$5,500	$5,300

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2025
	September 30, 2025	June 30, 2025
5. Cash flow:
Operating cash flow	$842	$324	$1,346
Operating cash flow, last twelve months	$1,893	$1,862
Free cash flow(2)	$604	$157	$716
Free cash flow, last twelve months(2)	$996	$947
Capital expenditures:
Maintenance	$119	$90	$304
Development	$47	$32	$126
Acquisition expenditures	$108	$—	$118
Proceeds from sale of self-developed properties	$8	$12	$29
6. Debt and capital structure:
Total debt(4)	$10,310	$10,330
Net debt, net of cash and cash equivalents(4)	$9,604	$9,622
Leverage ratio(5)	3.37x	3.34x
Weighted average effective interest rate:
During the quarter	5.70%	5.71%
At end of the quarter	5.70%	5.73%
On the senior secured credit facilities at end of the quarter	6.51%	6.60%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	63%	63%
Debt with rates fixed by its terms or capped by cap agreements	97%	97%
Amount spent on share repurchases	$465	$446	$1,461
Number of shares repurchased	3,274	3,067	10,001
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(4)The debt amounts as of September 30, 2025 and June 30, 2025 presented exclude approximately $62.8 and $69.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(5)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(6)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from value-based care (VBC) arrangements under which third-party medical costs are not included in our reported results. A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated July 17, 2025 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the Amended Credit Agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	September 30, 2025	June 30, 2025
Net income attributable to DaVita Inc.	$772	$836
Income taxes	281	290
Interest expense	501	481
Depreciation and amortization	703	712
Net income attributable to noncontrolling interests	325	316
Stock-settled stock-based compensation	128	114
Debt extinguishment and modification costs	5	10
Gain on changes in ownership interests	(74)	(74)
Expected cost savings and expense reductions	14	5
Other	191	181
"Consolidated EBITDA"	$2,844	$2,871

	September 30, 2025	June 30, 2025
Total debt, excluding debt discount and other deferred financing costs(1)	$10,310	$10,330
Less: Cash and cash equivalents including short-term investments(2)	(732)	(737)
Consolidated net debt	$9,577	$9,594
Last twelve months "Consolidated EBITDA"	$2,844	$2,871
Leverage ratio	3.37x	3.34x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of September 30, 2025 and June 30, 2025 presented exclude approximately $62.8 and $69.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, cybersecurity costs, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Nine months ended
	September 30, 2025		June 30, 2025		September 30, 2025		September 30, 2024
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$150	$2.04	$199	$2.58	$513	$6.62	$677	$7.66
Cybersecurity incident-related charges(1)	12	0.16	13	0.17	25	0.33	—	—
Gain on changes in ownership interests(2)	—	—	—	—	—	—	(35)	(0.40)
Other loss, net - Mozarc loss(3)	26	0.35	—	—	26	0.33	—	—
Debt refinancing charges(4)	—	—	—	—	—	—	20	0.22
Income tax impact related to prior legal matter(5)	—	—	19	0.24	19	0.24	—	—
Related income tax	(3)	(0.04)	(3)	(0.04)	(6)	(0.08)	(5)	(0.06)
Adjusted net income attributable to DaVita Inc.	$185	$2.51	$228	$2.95	$576	$7.44	$657	$7.43
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended September 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$530	$(21)	$(4)	$27	$1	$(26)	$506
Cybersecurity incident-related charges(1)	12	—	—	—	—	—	12
Adjusted operating income (loss)	$542	$(21)	$(4)	$27	$1	$(26)	$517
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended June 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$523	$26	$(5)	$36	$57	$(42)	$538
Cybersecurity incident-related charges(1)	13	—	—	—	—	—	13
Adjusted operating income (loss)	$536	$26	$(5)	$36	$57	$(42)	$551
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Nine months ended September 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$1,529	$(24)	$(14)	$93	$55	$(101)	$1,483
Cybersecurity incident-related charges(1)	25	—	—	—	—	—	25
Adjusted operating income (loss)	$1,554	$(24)	$(14)	$93	$55	$(101)	$1,508
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Nine months ended September 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$1,625	$(48)	$(19)	$51	$(16)	$(84)	$1,525
Gain on changes in ownership interests(2)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)	$1,590	$(48)	$(19)	$51	$(16)	$(84)	$1,490
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers
Effective income tax rates:

	Three months ended		Nine months ended September 30, 2025
	September 30, 2025	June 30, 2025
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$309	$369	$964
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(90)	(76)	(236)
Income before income taxes attributable to DaVita Inc.	$219	$293	$729
Income tax expense	$69	$94	$216
Taxes attributable to noncontrolling interests	—	—	—
Income tax expense attributable to DaVita Inc.	$68	$93	$216
Effective income tax rate on income attributable to DaVita Inc.	31.3%	31.9%	29.6%
Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$309	$369	$964
Cybersecurity incident-related charges(1)	12	13	25
Other loss, net - Mozarc loss(3)	26	—	26
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(90)	(76)	(236)
Adjusted income before income taxes attributable to DaVita Inc.	$256	$306	$780
Income tax expense	$69	$94	$216
Plus income tax related to:
Cybersecurity incident-related charges(1)	3	3	6
Less income tax related to:
Income tax impact related to prior legal matter(5)	—	(19)	(19)
Taxes attributable to noncontrolling interests	—	—	—
Income tax on adjusted income attributable to DaVita Inc.	$71	$78	$203
Effective income tax rate on adjusted income attributable to DaVita Inc.	27.9%	25.5%	26.1%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended			Nine months ended September 30, 2025
	September 30, 2025	June 30, 2025	September 30, 2024
Net cash provided by operating activities	$842	$324	$810	$1,346
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(82)	(58)	(122)	(233)
Contributions from noncontrolling interests	1	—	3	4
Maintenance capital expenditures(6)	(119)	(90)	(104)	(304)
Development capital expenditures(7)	(47)	(32)	(35)	(126)
Proceeds from sale of self-developed properties	8	12	2	29
Free cash flow	$604	$157	$555	$716
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	September 30, 2025	June 30, 2025	September 30, 2024
Net cash provided by operating activities	$1,893	$1,862	$1,960
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(341)	(381)	(307)
Contributions from noncontrolling interests	8	9	14
Maintenance capital expenditures(6)	(423)	(407)	(394)
Development capital expenditures(7)	(178)	(167)	(150)
Proceeds from sale of self-developed properties	36	30	16
Free cash flow	$996	$947	$1,139
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents charges recognized to work to remediate a cybersecurity incident and restore systems following the occurrence of the incident in the second quarter of 2025. We have excluded these charges from our non-GAAP metrics as we do not believe they are indicative of our ordinary results of operations.
(2)Represents a non-cash gain recognized on the acquisition of a controlling financial interest in a previously nonconsolidated dialysis partnership. This gain to mark our prior investment in the business to fair value before consolidation does not represent a normal and recurring requirement of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(3)Represents non-cash impairment and restructuring charges included in other losses related to our equity investment in Mozarc Medical Holding LLC (Mozarc). This loss does not represent a normal and recurring cost of operating our business or generating returns from investments and may obscure analysis of underlying trends and financial performance.
(4)Represents the non-cash write-off of deferred financing costs and cash charges for creditor fees and third-party costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance.
(5)Represents the write-down of a tax receivable related to a 2014 tax refund claim. The claim related to estimated tax expense associated with a legal matter previously presented as a non-GAAP adjustment. We have excluded this charge from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations because the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(6)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(7)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.